SEPARATION AGREEMENT AND GENERAL RELEASE between Anne Bailey care Solutions, LLC, on its behalf and wholly owned subsidiaries, affiliates, and its parent organization ends effective June 21, 2024 . By this Agreement, Employee and the Company desire to resolve any claims or disputes between them, as described herein. In consideration of all mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company agree: 1. Separation Pay and Other Benefits. This Release is given in consideration of the following: (a) The Company will pay Employee a lump sum payment equal to twelve (12) gross amount of $500,000.00), less any and all required and/or authorized deductions and . The Separation Pay will be paid within thirty (30) days after the Effective Date; provided, however, that in no case will payment be made until all Company property, excluding the consulting services laptop described in Section 4.1 (to the extent one is allowed to be retained through implementation of Company IT security measures), is returned by Employee in a form and manner that is satisfactory to the Company and the Revocation Period has expired. The Company s obligation to pay severance to Employee shall continue as specified above, irrespective of the death or illness of the Employee. The 5) expires. (b) The Parties agree that no provision of this Agreement is intended to either expand o vested benefits under any Company benefit plan. After the Termination Date, Employee will neither accrue benefits under these plans nor will Employee be able to contribute to the plans. Except as expressly set forth in this Agreement, for all employee insurance or welfare benefits in which Employee currently participates, regular coverage shall cease on June 30, 2024. At this time, to the extent required by law, Employee will be offered applicable continuation coverage (e.g., COBRA). The Company will pay Employee twelve (12) months of COBRA premium support at current level of enrollment for medical, dental and vision insurance as a lump sum, equal to $24,009.72, less any and all required and/or authorized deductions and withholdings, within thirty (30) days after the Effective Date. (c) Employee received her Short-Term Incentive Plan (STIP) bonus, less any and all required and/or authorized deductions and withholdings, for the 2023 plan year on

DocuSign Envelope ID: 3B9C1C79-60CE-4859-A8FA-DF7A0F106DB9

or around March 15, 2024. Employee agrees that nothing further is owed under the 2023 STIP Plan document.

(d) Career transition and outplacement services through SparkEffect, a Talent Solutions firm. For three months, Employee will have access to SparkEffect's career coaching services, online tools, and essential events.

Employee acknowledges that the Company has made no representation about the tax consequences of the Separation Pay or any other consideration provided by the Company to Employee, or the Consulting Services Fee (as defined in Section 4) pursuant to this Agreement. Employee agrees to indemnify and hold the Company harmless for any and all claims, taxes, or penalties asserted against the Company relating to the Separation Pay or other consideration provided by the Company, and the Consulting Services Fee, pursuant to this Agreement.

2. Vested Equity. Employee represents and warrants that the table set forth below describes the vested equity Employee holds in the Company as of the Termination Date. Except as set forth in the table below, Employee acknowledges and agrees that she does not have any other rights to receive, acquire, possess, or vest into any additional shares, options, warrants, securities, derivative securities, Restricted Stock Units ("RSUs"), Performance Units ("PSUs"), or other equity (collectively, "Equity") in the Company except as stated in Section 3, below. Employee understands and agrees that separation is other than due to a Change in Control and, as such, the unvested portion of any Equity shall immediately terminate and cease to be exercisable as of the Termination Date. Notwithstanding the foregoing, Employee agrees and understands that the exercise period and tax treatment of the vested stock options and RSUs set forth on the table below remain subject to the applicable award agreement and Equity Incentive Plan.

Personal Vesting Summary as at 5/1/2024

Grant Date	Expiration Date	Award Type	Award Price	Awards Granted	Awards Exercised /Released	Total Awards Remaining Outstanding	Awards Vested	Exercisable Awards
5/16/23	90 days from Termination Date	NQ	$53.10	11,809	0	11,809	3,936	3,936
5/16/23	N/A	RSU	$0.00	11,770	2,794*	0**	2,794	0

*Net of shares withheld to satisfy the reporting person's tax withholding obligations upon vesting of a previously reported restricted stock unit award.
**Awards forfeited automatically upon termination of employment.

3. Unvested Equity. All unvested equity shares will be voided and relinquished.

4. Post-Termination Consulting Services.

4.1 Services. Employee shall make herself reasonably available to provide consulting services to the Company for a period of twelve (12) continuous months after the Termination Date. The Parties agree that the consulting services may be undertaken by Employee at her sole

2

3 discretion upon reasonable written or verbal request by the Company the C . The consulting services shall be provided in capacity as an individual contractor and not an employee of the Company for all purposes (including taxes). Employee and the Company agree that Employee will be paid monthly at a rate of $200.00 per hour for consulting services ( Consulting Services Fee Subject to (1) Company laptop for consulting services purposes only for a period up to twelve (12) continuous months after the Termination Date. Employee shall immediately return the laptop to Company via -paid return method when Company, or Employee, or they mutually decide to cease the consulting services of Employee. 4.2 Invoicing and Payments. Employee shall submit to the Company an itemized monthly invoice, in a form reasonably satisfactory to the Company, listing the consulting services performed for said month. The Company shall pay Employee all amounts for undisputed itemized services shown on each monthly invoice within thirty (30) days after receipt. The Company will reimburse Employee for reasonable expenses in connection with providing the consulting services; provided, however, Employee provides reasonable advance notice of any expenses she anticipates she will incur in the performance of the services and receives the Company approval before incurring said expenses. The Company may dispute an invoice by providing Employee with written notice of such dispute within thirty (30) days of receipt of the invoice that describes with particularity the items and associated Consulting Services Fee in dispute. The Parties shall work in good faith and use best efforts to settle any dispute with respect to an invoice. The Company shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental entity on any amounts payable by the Company hereunder that are chargeable to the Company; and to the extent Employee is required to pay any such sales, use, excise, or other taxes or other duties or charges, the Company shall reimburse Employee in connection with its payment of fees and expenses as set forth in this Section 4. 5. Release of Claims. promises set forth in Section 1, Employee hereby and forever releases the Company and its officers, directors, employees, managers, supervisors, agents, attorneys, insurers, investors, shareholders, administrators, parents, affiliates, divisions, subsidiaries, predecessor and successor corporations, assigns, and any other complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, liquidated or contingent, that Employee may possess against any of the Releasees arising from any omissions, acts, or facts that have occurred up until and including the date on which Employee signs this Agreement including, without limitation: (a) separation from the Company; (b) any and all public policy, contract, tort, or common law claims, including, but not limited to, wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (express and implied), breach of a covenant of good faith and fair dealing (express and implied),

4 promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion; (c) any and all claims or demands for wages, compensation or other amounts claimed to be due from the Company, including, but not limited to, claims for bonuses, commissions, stock, stock options, or any equity or ownership interest in the Company, vacation pay, personal time off, sick pay, fringe benefits, 401(k) match, expense reimbursements, or any other form of payment; (d) any and all claims for violation of federal, state, or local constitution, law, code, ordinance, statute, or other legislative enactment, as amended, including, but not limited to, the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Genetic Information Nondiscrimination Act of 2008; the Civil Rights Acts of 1866 and 1871; Sections 1981 through 1988 of Title 42 of the United States Code; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; and the Lilly Ledbetter Fair Pay Act; (e) any and all claims arising out of any other federal, state, or local statute, law, rule, regulation, or ordinance; and (f) any and all claims for damages (whether compensatory, punitive, or otherwise), Employee agrees that the release set forth in this Section 5 shall be and remains in effect in all respects as a complete general release. Employee agrees that in the event Employee brings a claim covered by the foregoing release in which Employee seeks damages or other remedies against the Releasees, this Agreement shall serve as a complete defense to such claims. Employee agrees that behalf, this Agreement shall serve as a bar to any recovery by or relief to Employee. Employee agrees that any breach of this Section 5 shall constitute a material breach of this Agreement. Employee agrees to reimburse the Releasees f all damages incurred by the Releasees in defending against a claim brought or pursued by Employee in violation of this Agreement. This general release does not extend to the obligations of the Company created by this Agreement and shall not apply to any claim for unemployment compensation Employee may file with a governmental agency. 6. Affirmations. Employee affirms that Employee has not filed nor caused to be filed, nor is presently a party to, any claim against the Company.

5 Employee also affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled as of the Termination Date. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Employee further affirms that (i) Employee has no known workplace injuries or occupational diseases Employee has health condition or military service and has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iii) Employee had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of any Released Party; and (iv) Employee has not raised a claim against the Company or any Released Party for sexual assault; sexual harassment; or unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in a court or government agency proceeding, in . Employee also affirms that Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent the Company and/or relevant statutory or common law. Employee understands and acknowledges that notwithstanding the provisions above, Employee will not be held criminally or civilly liable for any disclosure of any information that Employee makes: (a) In confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (b) In a complaint or other document filed in a lawsuit or other proceeding when the filing is made under seal; or (c) for reporting a suspected violation of law. Employee affirms that Employee has returned all premises and 7. Duty to Cooperate. Employee agrees to cooperate fully with the Company and its counsel in connection with any legal matters relating to the Company in which the Company determines that Employee is a relevant witness. Employee agrees that she will not, without the private lawsuit in which the Company is a party. Employee further agrees that she will not voluntarily participate in any such action, and that she will not solicit, encourage, or do anything

6 to induce any party to bring such an action. Employee further agrees to provide the Company with written notice within 48 hours of any party or attorney not affiliated with the Company attempting to contact her in connection with any such action. Except as otherwise provided in this agreement, with respect to any such depositions, interviews, and appearances, Employee agrees to be represented by t Notwithstanding, Employee is entitled to appoint, at own expense, her own counsel to represent her tters covered by this Agreement. The selection by Employee of her own counsel shall in no way detract from or interfere with any of the obligations to cooperate with the Company that Employee has agreed to herein. 8. Confidentiality. Employee expressly agrees that Employee will keep the terms of this Agreement strictly confidential. Employee further agrees that Employee will not communicate (orally or in writing), or in any way voluntarily disclose or allow or direct others to disclose, the terms of this Agreement to any person, judicial or administrative agency or body, business entity or association, or anyone else for any reason whatsoever, unless required to do so to enforce the terms of this Agreement, or pursuant to lawful subpoena or to an order of a court of competent spouse, attorney, and tax or financial advisor. If disclosure is made to any of the persons listed in this Section 8, Employee agrees to inform such persons of the confidentiality requirements of this Agreement and will not make any disclosure to such persons without first obtaining the agreement of those persons to keep the information confidential. The parties believe this confidentiality provision is reasonable and intend to comply with it. The Parties agree that the terms of this Section are a material inducement for the execution of this Agreement. Employee acknowledges and agrees that any breach of this Section 8 by Employee or by any of the persons listed above is a material breach of this Agreement for which Employee is responsible. The Parties agree that damages sustained by such breach would be impractical or extremely difficult to determine and, therefore, agree that in the event that Employee, or any of the individuals identified in this Section 8 violates the Confidentiality provisions outlined herein, Employee shall pay Company liquidated damages in the sum of Ten Thousand Dollars ($10,000.00) for each violation. The Parties further agree that such damages are not intended to be, and shall not be construed as, a penalty. In addition, Employee shall reimburse the Company curred by the Company in enforcing the terms of this Section 8. 9. Protective Covenants. 9.1 Compliance with Existing Agreements. Employee acknowledges that Employee has and Code of Conduct, including but not limited to all their provisions regarding the protection and confidentiality of Company , intellectual property and proprietary information, and that these agreements contain these and other obligations that extend beyond the end of - Employee recognizes and agrees that these Existing Post-Employment Obligations are reasonable trade secrets and other legitimate business interests, and agrees not to assert or pursue any claims or defenses to the contrary. Employee

7 represents that Employee is in full compliance with the RCA and Code of Conduct as of the Termination Date, and will honor and comply with the Existing Post-Employment Obligations in those agreements. Nothing in this Agreement shall be construed to eliminate, reduce, or replace -Employment Obligations. 9.2 Restrictive Covenants. As a supplement to, and not in place of the Existing Post- Employment Obligations, and in recognition of the need to avoid certain activities described below that for a period of twelve (12) continuous months following the Termination Date, Employee shall not, without the Company's prior written consent, directly or indirectly, in person or through assisting others, for the benefit of a Competitor: (a) solicit, or assist others in their efforts to solicit, a customer with respect to which Employee for the purpose of selling or providing any products or services that competes with those of the Company, or for the purpose of causing or encouraging the Covered Customer to cease or reduce the extent to which the customer does business with the Company; (b) solicit, or assist others in their efforts to solicit, any supplier, referral source, vendor, distributor, landlord, business partner, lender, or other holder of a key business relationship with the Company with respect to which Employee was provided trade secret information to cease or reduce doing business with the Company, or to divert a business opportunity to a Competitor; (c) solicit, or assist others in their efforts to solicit, an individual hired to work for the Company that Employee supervised, worked with, or was provided Confidential Information about in the course of employment with the Company, to leave his/her/their employment or other engagement with the Company or assist a Competitor in efforts to hire such an individual away from the Company; (d) provide services to a Competitor in any role or position (as an employee, owner, director, consultant or otherwise) that would involve Competitive Activity within or related to the Restricted Area. , organization, or entity) that is engaged in or preparing to engage in providing products or services that would replace, displace the business opportunities business that Employee had material involvement with or was provided Confidential Information (inclusive of trade secrets) during her approximate 15 month tenure with Company preceding the providing services to or for a Competitor that are the same as or similar in function or purpose to the services Employee provided to the Company in the Look Back Period, (ii) assisting in the development or improvement of a competing product or service, (iii) accepting or conducting business with Company customers, (iv) owning, operating, or managing a business that is a Competitor, or (v) participating in other activity that is likely to result in the use or disclosure of Confidential Information for the benefit of a Competitor. within the United States where the Company does business (or has demonstrable plans to do

8 business) that Employee was involved with or was otherwise provided Confidential Information about in the Look Back Period, the counties within the United States where Covered Customers are located, and each state and county where Employee was primarily employed while employed with the Company. to mean to interact with another person or entity with the purpose or foreseeable result being to cause, motivate or induce the person or entity to engage in some responsive action (such as starting, modifying, or ending a business relationship), irrespective of who first initiated contact. It shall not include general adv Company employees or customers. Limitations and Extensions: Notwithstanding anything in Section 9.2 of this Agreement to the contrary, nothing prohibits Employee from owning a non-controlling interest consisting of two percent (2%) or less of any class of securities in any publicly traded company or passive investments through an independently controlled fund such as a mutual fund. Nothing in the Noncompete shall subsidiary or other business unit of a company that would not be a Competitor but for common ownership with a Competitor so long as Employee provides written assurances regarding the non- new employer confirms this understanding. In the event Employee violates any provision in Section 9.2, the restricted period for that provision(s) shall be extended by the greater of (1) the amount of time Employee was in violation of the provision, or (2) the length of the legal proceeding undertaken to enforce the violated provision, up to a maximum of one (1) year. 10. Neutral Reference. The Company will follow its general policy of providing to Department. 11. Assignment. Employee warrants that Employee has not assigned any claims or rights released in this Agreement. 12. Non-Disparagement. Employee agrees and warrants that Employee will not disparage, defame, belittle, ridicule, discredit, denigrate or in any other way harm or damage the reputation of Releasees, their products or services. Employee further agrees and warrants that Employee will not make, file, prepare, report, or assist in making, filing, preparing, or reporting any disparaging remarks regarding Releasees via the Internet or any news media. Employee further agrees and warrants that within thirty (30) days of executing this Agreement, Employee will remove Company or any of its affiliates as their active/current employer on social media including, but not limited to, LinkedIn, Facebook, Instagram, TikTok, and Twitter. This does not preclude Employee from referencing Company or its affiliates as a past employer. This Section is not intended to prevent cooperation through investigation, testimony, or otherwise with an administrative agency or court. This Section is also not intended to prevent Employee from exercising any other rights protected by law, including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of severance pay under this Agreement, when the communication is not so disloyal, reckless, or maliciously untrue as to lose the protection of the law.

9 The Parties agree that the terms of this Section 12 are a material inducement for the execution of this Agreement. The Parties agree that damages sustained by a breach of this provision would be impractical or extremely difficult to determine and, therefore, agree that in the event that Employee violates this Section 12, Employee shall pay Company liquidated damages in the sum of Ten Thousand Dollars ($10,000.00) for each violation. The Parties further agree that such damages are not intended to be, and shall not be construed as, a penalty. 13. Non-Admission of Liability. By entering into this Agreement, the Company does not admit that it engaged in any unlawful or improper conduct, or that it is legally obligated to Employee in any way. 14. Voluntary Nature of Agreement. The consideration stated herein is contractual and not merely a recital. The Parties hereto execute and deliver this Agreement after being fully informed of its terms, contents and effects. The Parties acknowledge that this Agreement is a negotiated agreement that both Parties have reviewed with their attorneys, that both Parties have had a full opportunity to revise the language of the Agreement, and that, in the event of a dispute, the Agreement should not be construed in any way either for or against a party based on whether a particular party was or was not the primary drafter of this Agreement. 15. Effective Date / Revocation Period. This Agreement shall be effective, binding on the Parties, and in full force and effect immediately following the execution of the Agreement by both Parties and the expiration of the Revocation Period. Employee has seven (7) days following Agreement. 16. Compliance with the Older Workers Benefit Protection Act. Employee is over 40 years of age and because Employee is waiving in this Agreement claims for age discrimination, pursuant to the provisions of the Older Workers Benefit Protection Act, Employee acknowledges: (a) That by executing this Agreement, Employee waives all rights or claims, if any, that Employee may have against the Company under the Age Discrimination (b) That this Agreement has been written in a manner calculated to be understood by Employee, and is in fact understood by Employee; (c) That the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Employee may have against the Company arising under the ADEA; (d) That Employee is not waiving rights and claims that Employee may have under the ADEA against the Company that may arise after the date on which this Agreement is executed; (e) That Employee is waiving rights and claims that Employee may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which Employee is already entitled; That Employee is advised and

10 to executing this Agreement; (f) That Employee has been given a period of 21 days from the date on which Employee receives this Agreement, not counting the day upon which Employee receives the Agreement, within which to consider whether to sign this Agreement (Consideration Period). In the event Employee chooses to sign this Agreement prior to the expiration of the Consideration Period, Employee represents that Employee is knowingly and voluntarily waiving the remainder of the Consideration Period. Employee understands that having waived some portion of the Consideration Period, the Company may expedite the processing of benefits provided to Employee in exchange for signing this Agreement. of a group employment termination program, the Company has attached information regarding the class, unit, or group of individuals covered by the employment termination program; the applicable eligibility factors and time limits; and a list of the job titles and ages of all individuals eligible or selected for the employment termination program as well as those who are not. Employee agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period. (g) That Employee has seven (7) Agreement within which under the ADEA; become effective or enforceable until the Revocation Period has expired; (h) laims under the ADEA, Employee understands that Employee must deliver a written, signed statement that Company by hand or by mail within the Revocation Period. The revocation must be emailed within the period stated above to the Company at the following address: Faisal Khan, [***]. (i) That this Agreement becomes null and void and of no further force or effect if Employee does not sign, date and return this Agreement to the Company within 21 days after the date on which Employee receives this Agreement. (j) That Employee has (i) received all compensation due Employee as a result of services performed for the Company with paycheck; (ii) reported to the Company any and all work-related injuries. (k) That any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original period of up to 21 calendar days during which Employee may consider this Agreement. 17. Counterparts. This Agreement may be executed in counterparts and shall be fully enforceable in all regards if executed in such manner as if it had been executed as a single

11 document. Signatures obtained electronically shall constitute effective execution of this Agreement. 18. Entire Agreement, and Non-Waiver of Existing Post-Employment Obligations. The parties are not relying upon any representations, agreements, terms, or conditions not contained within this document in making the decision to enter into it. This Agreement is the full and complete agreement of the parties with regard to the matters covered in it; provided, however, that this Agreement shall supplement and not supersede or replace Em Existing Post- Employment Obligations. 19. Controlling Law. The laws of the State of Colorado will control the interpretation, application, and enforcement of this Agreement, without regard to the conflicts of laws principles of any state to the contrary. 20. Severability, Reformation, and Presumptions. Except where otherwise expressly indicated, the provisions of this Agreement are severable, so that if any portion of this Agreement with the exception of the release in Section 5, is determined to be unenforceable, the remainder of the Agreement shall remain valid and fully enforceable. If an authorized court or arbitrator as time, sc restrictions to such lesser extent as would make the obligation reasonable and enforceable, and/or to the reformation of the restriction to make it enforceable. If, after and/or despite application of the foregoing, any provision contained in this Agreement remains void, illegal, or unenforceable, then it shall be severed, and the remainder of this Agreement shall remain in full force and effect. Presumptions provided for in this Agreement can only be overcome through clear and convincing evidence by the party opposing the presumption, and a presumption will not apply if its application would make the clause or restriction where it would be applied void, voidable, or otherwise unenforceable. 21. EXCEPTIONS AND PROTECTED RIGHTS: Employee understands this Release does not apply to (a) any claims or rights that may arise after the date that Employee signed this Agreement -covered employee benefit plans as applicable on the date Employee signs this Release, and (d) any claims that the controlling law clearly states may not be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the affirmations, release of claims, the promise not to sue, the confidentiality obligations, non-disparagement provision, and the return of property provision) (e) shall have the purpose or effect of requiring Employee to conceal the details relating to any claim of discrimination, harassment, or retaliation, provided that Employee does not reveal proprietary information consisting of non-public trade secrets, business plans, and customer information; (f under the ADEA or the OWBPA; (g) prohibits the Employee from providing trade secret information to individuals or entities outlined in the Federal Trade Secrets Act; (h) prevents Employee from communicating with, filing a charge or complaint with; provide documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange

12 Commission, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, or (i) precludes Employee from exercising her rights under Section 7 of the NLRA or similar state law to engage in protected, concerted activity with other employees, although by signing this Release Employee is waiving her right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited. 22. Notice Requirements must comply with the requirements as set forth in this Section 22. Each Notice shall be in writing and sent by E- attention, if so indicated) as hereinafter provided. Each Notice shall be effective upon the date it is sent. Any Party shall have the right from time to time to change the E- attention to which notices to it shall be sent by giving to the other Party at least ten (10) days prior -Mail addresses for providing Notices hereunder shall be as follows: MODIVCARE c/o Faisal Khan [***] ANNE BAILEY [***] 23. Selective Enforcement: The Parties agree that the failure of any Party to enforce or exercise any right, condition, term, or provision of this Agreement shall not be construed as or deemed a relinquishment or waiver thereof, and the same shall continue in full force and effect. [Remainder of this page intentionally left blank; signature page follows]

13 Accepted and agreed as of this 31st day of May 2024. Employee: For Modivcare Solutions, LLC: By: Anne Bailey L. Heath Sampson Chief Executive Officer Date: Date:

COLORADO NOTICE You (Anne Bailey) are hereby placed on notice that in Section 9.2 of the Separation Agreement by Modivcare Solutions, LLC, including its wholly owned subsidiaries, affiliates and parent organization some of the restrictions placed on your post-employment conduct will be considered covenants not to compete for purposes of Colorado law and could restrict your options for subsequent employment following your separation from the Company. Please read them carefully. You hereby acknowledge that through this separate otice document (separate from any other covenants between you and the Company), you have been informed in clear and conspicuous terms as to the existence and location of the covenants not to compete in the Agreement. I acknowledge receipt of this Notice and the attached Agreement. Anne Bailey _____________________________________ Date: ______________________ Signature

DocuSign

Certificate Of Completion

Envelope Id: 3B9C1C7960CE4859A8FADF7A0F106DB9 — Status: Completed

Subject: Complete with Docusign: Anne Bailey Separation Agreement (Execution Version).docx, Colorado Not...

Source Envelope:

Document Pages: 14	Signatures: 3	Envelope Originator:
Certificate Pages: 5	Initials: 0	Faisal Khan
AutoNav: Enabled		Faisal.Khan@modivcare.com
EnvelopeId Stamping: Enabled		IP Address: 75.26.192.187
Time Zone: (UTC-08:00) Pacific Time (US & Canada)		

Record Tracking

Status: Original 5/31/2024 6:35:15 AM	Holder: Faisal Khan Faisal.Khan@modivcare.com	Location: DocuSign

Signer Events

Signer Events	Signature	Timestamp
Anne Bailey anne.bailey@modivcare.com Vice President VRI Security Level: Email, Account Authentication (None)	 Signature Adoption: Pre-selected Style Using IP Address: 98.38.99.143	Sent: 5/31/2024 6:40:52 AM Viewed: 5/31/2024 6:50:00 AM Signed: 5/31/2024 6:50:31 AM

Electronic Record and Signature Disclosure:
Accepted: 5/31/2024 6:50:00 AM
ID: 1ae75618-b284-4d54-bced-705826f96dc1

Signer Events	Signature	Timestamp
Heath Sampson heath.sampson@modivcare.com Matrix Audit Committee Chair Security Level: Email, Account Authentication (None)	 Signature Adoption: Drawn on Device Using IP Address: 73.14.10.230 Signed using mobile	Sent: 5/31/2024 6:50:33 AM Resent: 6/4/2024 11:30:50 AM Viewed: 6/11/2024 5:29:06 AM Signed: 6/11/2024 5:29:26 AM

Electronic Record and Signature Disclosure:
Accepted: 6/11/2024 5:29:06 AM
ID: 174ca36c-6321-4aa6-a56c-e0af649cadb2

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp
Faisal Khan faisal.khan@modivcare.com Security Level: Email, Account Authentication (None)	COPIED	Sent: 6/11/2024 5:29:28 AM Resent: 6/11/2024 5:29:31 AM Viewed: 6/11/2024 6:25:35 AM

Electronic Record and Signature Disclosure:
Not Offered via DocuSign

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	5/31/2024 6:40:52 AM
Certified Delivered	Security Checked	6/11/2024 5:29:06 AM
Signing Complete	Security Checked	6/11/2024 5:29:26 AM
Completed	Security Checked	6/11/2024 5:29:28 AM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE From time to time, Modivcare (we, us or Company) may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through the DocuSign system. Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to this Electronic Record and Signature Disclosure (ERSD), please confirm your agreement by selecting the check- Getting paper copies At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. You will have the ability to download and print documents we send to you through the DocuSign system during and immediately after the signing session and, if you elect to create a DocuSign account, you may access the documents for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a $0.00 per-page fee. You may request delivery of such paper copies from us by following the procedure described below. Withdrawing your consent If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below. Consequences of changing your mind If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. Further, you will no longer be able to use the DocuSign system to receive required notices and consents electronically from us or to sign electronically documents from us. All notices and disclosures will be sent to you electronically

Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through the DocuSign system all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us. How to contact Modivcare: You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows: To contact us by email send messages to: legaldisclosure@modivcare.com To advise Modivcare of your new email address To let us know of a change in your email address where we should send notices and disclosures electronically to you, you must send an email message to us at legaldisclosure@modivcare.com and in the body of such request you must state: your previous email address, your new email address. We do not require any other information from you to change your email address. If you created a DocuSign account, you may update it with your new email address through your account preferences. To request paper copies from Modivcare To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an email to legaldisclosure@modivcare.com and in the body of such request you must state your email address, full name, mailing address, and telephone number. We will bill you for any fees at that time, if any. To withdraw your consent with Modivcare To inform us that you no longer wish to receive future notices and disclosures in electronic format you may:

i. decline to sign a document from within your signing session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may; ii. send us an email to legaldisclosure@modivcare.com and in the body of such request you must state your email, full name, mailing address, and telephone number. We do not need any other information from you to withdraw consent.. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process.. Required hardware and software The minimum system requirements for using the DocuSign system may change over time. The current system requirements are found here: Acknowledging your access and consent to receive and sign documents electronically To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please confirm that you have read this ERSD, and (i) that you are able to print on paper or electronically save this ERSD for your future reference and access; or (ii) that you are able to email this ERSD to an email address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format as described herein, then select the check- By selecting the check- that: You can access and read this Electronic Record and Signature Disclosure; and You can print on paper this Electronic Record and Signature Disclosure, or save or send this Electronic Record and Disclosure to a location where you can print it, for future reference and access; and Until or unless you notify Modivcare as described above, you consent to receive exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you by Modivcare during the course of your relationship with Modivcare.